Exhibit 21

CROGHAN BANCSHARES, INC.

Subsidiaries of the Registrant

Subsidiary	State of Incorporation	Percentage of securities owned
The Croghan Colonial Bank (1)	Ohio	100%
Croghan Insurance Agency (1)(2)	Ohio	100%

(1)	Each principal office is located in Fremont, Ohio.
(2)	Wholly-owned subsidiary of The Croghan Colonial Bank

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